Exhibit 99.1

FOR IMMEDIATE RELEASE

June 1, 2015

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Completes Acquisition of Georgia Commerce Bancshares, Inc.

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 128-year-old IBERIABANK (www.iberiabank.com), announced completion of the acquisition of Georgia Commerce Bancshares, Inc. (“Georgia Commerce”) and its subsidiary bank, Georgia Commerce Bank, based in Atlanta, Georgia. The acquisitions, including the merger of Georgia Commerce Bank with and into IBERIABANK, were completed effective on May 31, 2015. The branch and operating systems conversions are expected to be completed within the next 30 days.

Mark Tipton, former Chief Executive Officer of Georgia Commerce Bancshares, Inc., commented, “We are proud of our many past accomplishments at Georgia Commerce and very excited to be an important part of IBERIABANK’s future. Since inception, our shareholders received a four-fold return on their investment – truly an amazing feat considering the economic conditions during that time frame. Going forward, we have the opportunity to share in the strength and liquidity of a unique market-driven regional bank with a strong local focus and to benefit from quarterly cash dividends. Rodney Hall, our former President, and I are very excited about our expanded roles at IBERIABANK and the enhanced benefits to the clients and communities we have served for many years.”

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation, commented, “We welcome the shareholders, clients, and associates of Georgia Commerce to our organization. Mark Tipton and Rodney Hall have done a marvelous job building a top-notch franchise in Atlanta. Our intent is to continue to build upon their success in a very high-quality manner. Effective immediately, Mark Tipton has been named our Georgia Regional President and Rodney Hall has been named Atlanta Market President. In addition, we are delighted that the Georgia Commerce board of directors will become our local advisory board for the Atlanta market. We believe our entrance into the Metro Atlanta market is well-timed, we partnered with exceptional local talent with similar cultural values, and the market has tremendous growth potential.”

Under the terms of the Agreement and Plan of Merger, Georgia Commerce common stock shareholders shall receive 0.6134 of a share of IBERIABANK Corporation common stock for each outstanding share of Georgia Commerce common stock. The number of IBERIABANK Corporation shares issued in the merger was based on the weighted average trading price of the Company’s common stock during the 20-trading day period ended May 29, 2015, of $64.08. Based on the Company’s closing common stock price of $64.26 per share on May 29, 2015, the aggregate value of the common stock received at the time of closing was $39.42 per share of Georgia Commerce common stock. The stock transfer agent, Computershare, will send to Georgia Commerce common shareholders instructions regarding the process to exchange shares within approximately two weeks from the closing date. Shareholders with questions regarding the exchange process should contact Computershare, toll free, at 1-866-305-9581.

Georgia Commerce had nine offices serving the Metro Atlanta area. At March 31, 2015, Georgia Commerce had total assets of $1.1 billion, gross loans of $793 million, and total deposits of $918 million.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with 328 combined offices, including 225 bank branch offices and three loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, Florida, and Georgia, 23 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 68 locations in 10 states. The Company has eight locations with representatives of IBERIA Wealth Advisors in five states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.

IBERIABANK Corporation’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $2.6 billion, based on the NASDAQ Global Select Market closing stock price on May 29, 2015.

The following 11 investment firms currently provide equity research coverage on the Company:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Hovde Group, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods, Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Additional Information

Keefe Bruyette & Woods, Inc., a Stifel Company, served as financial advisor and provided a fairness opinion to Georgia Commerce, and the law firm of Womble Carlyle Sandridge & Rice, LLP served as legal advisor. Banks Street Partners, LLC served as financial advisor to IBERIABANK Corporation, and Jones Walker LLP served as legal advisor.

Caution About Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected benefits of the merger with Georgia Commerce. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks, and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements, and there can be no assurance that the expected returns and other benefits of the merger to shareholders will be achieved. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors that the parties are unable to implement; reputational risks and the reaction of the parties’ customers to the merger; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2014, and other documents filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this press release or any related documents, the Company claims protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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